Filed Pursuant to Rule 424(b)(3)
File Number 333-120973
PROSPECTUS SUPPLEMENT NO. 9
to Prospectus declared
effective on November 1, 2005
as supplemented on November 1, 2005, November 18, 2005, December 30, 2005, January 17, 2006, February 21, 2006,
April 4, 2006, April 6, 2006 and April 12, 2006
(Registration No. 333-120973)
CYBERKINETICS NEUROTECHNOLOGY SYSTEMS, INC.
     This Prospectus Supplement No. 9 supplements our Prospectus dated November 1, 2005, Prospectus Supplement No. 1 dated November 1, 2005, Prospectus Supplement No. 2 dated November 18, 2005, Prospectus Supplement No. 3 dated December 30, 2005, Prospectus Supplement No. 4 dated January 17, 2006, Prospectus Supplement No. 5 dated February 21, 2006, Prospectus Supplement No. 6 dated April 4, 2006, Prospectus Supplement No. 7 dated April 6, 2006 and Prospectus Supplement No. 8 dated April 12, 2006. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. You should read this Prospectus Supplement No. 9 together with the Prospectus, Prospectus Supplement No. 1, Prospectus Supplement No. 2, Prospectus Supplement No. 3, Prospectus Supplement No. 4, Prospectus Supplement No. 5, Prospectus Supplement No. 6, Prospectus Supplement No. 7 and Prospectus Supplement No. 8.
     This Prospectus Supplement includes the attached Current Report on Form 8-K/A of Cyberkinetics Neurotechnology Systems, Inc. dated February 14, 2006, as filed by us with the Securities and Exchange Commission.
     Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol “CYKN.”
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this Prospectus Supplement is May 9, 2006

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
Amendment No. 1
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 14, 2006
Cyberkinetics Neurotechnology Systems, Inc.
(Exact name of registrant specified in charter)

Delaware	000-50505	13-4287300
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
100 Foxborough Blvd., Suite 240
Foxborough, MA 02035
(Address of principal executive offices) (Zip Code)
508-549-9981
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 9.01 Financial Statements and Exhibits
SIGNATURES

     The undersigned Registrant previously reported the acquisition of Andara Life Science, Inc. (“Andara”) on Form 8-K filed with the Securities and Exchange Commission on February 21, 2006 (the “Initial 8/K”). This Amendment Number 1 on Form 8-K/A amends the Initial 8-K to include the financial statements and pro forma financial information required to be filed in connection with the acquisition of Andara pursuant to Item 9.01(a) and (b) of Form 8-K. The information previously reported under Items 1.01 and 2.01 of the Initial 8-K is hereby incorporated by reference into this Current Report on Form 8-K/A.
Item 9.01 Financial Statements and Exhibits.
(a) Financial Statements of Business Acquired.
     Included herein as Exhibit 99.1 to this Form 8-K/A is the audited balance sheet of Andara as of December 31, 2005 and the audited statements of operations, changes in stockholders’ deficit and cash flows of Andara for the period from January 14, 2005 (date of inception) to December 31, 2005, and the notes to such audited financial statements.
(b) Pro Forma Financial Information.
     Effective February 14, 2006, Cyberkinetics completed the acquisition of Andara through the merger of a wholly owned subsidiary of Cyberkinetics with and into Andara. Upon the effectiveness of the merger on February 14, 2006, Andara became a wholly-owned subsidiary of Cyberkinetics. Pursuant to SFAS No. 141, Business Combinations (SFAS 141), and EITF Issue No. 98-3, Determining whether a Non-monetary Transaction Involves Receipt of Productive Assets or of a Business, the Company determined that this transaction does not constitute a business combination and accordingly, has accounted for it as an asset purchase. The accounting for the transaction is similar to purchase accounting under SFAS No 141, except that goodwill is not recorded. The purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. The estimated fair values included herein are based on preliminary estimates from a third party appraisal and may not be indicative of the final allocation of purchase price consideration.
     On February 21, 2006, the Company disclosed the acquisition of Andara in its Current Report on Form 8-K dated February 14, 2006. The Company is required to provide pro forma condensed consolidated financial statements reflecting the acquisition of Andara. The following unaudited pro forma condensed consolidated balance sheet as of December 31, 2005 and the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2005 include the effect of the acquisition, as if the acquisition had occurred on December 31, 2005 for balance sheet purposes and January 1, 2005 for statement of operations purposes.
     The adjusted pro forma condensed consolidated financial statements do not give effect to any efficiencies that may be obtained by combining the operations of Cyberkinetics and Andara. The pro forma condensed consolidated balance sheet and statement of operations are not necessarily indicative of the financial results that would have occurred if Cyberkinetics and Andara had been combined during this entire twelve month period nor are they intended to be indicative of the financial condition or results of operations to be attained from the combined company in the future.
     The pro forma condensed consolidated financial statements are based on and should be read in conjunction with the historical consolidated financial statements and notes thereto of Cyberkinetics which are included in the Company’s Annual Report on Form 10-KSB filed on March 30, 2006 with the Securities and Exchange Commission for the year ended December 31, 2005.
c) Exhibits:

EXHIBIT NO.	DESCRIPTION
99.1	Cyberkinetics Neurotechnology Systems, Inc. Unaudited Pro Forma Condensed Consolidated Financial Statements

99.2	Historical Audited Financial Statements of Andara Life Science, Inc.

2

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cyberkinetics Neurotechnology Systems, Inc.

	By:	/s/ Timothy R. Surgenor
	Name:	Timothy R. Surgenor
	Title:	President and Chief Executive Officer
Dated: May 3, 2006

Exhibit 99.1
Cyberkinetics Neurotechnology Systems, Inc.
Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of December 31, 2005

			Pro Forma
	Historical	Historical	Adjustments			Pro Forma
	Cyberkinetics	Andara	(See Note 2)			Combined
Current assets:
Cash and cash equivalents	$11,346,372	$210	$—			$11,346,582
Other assets	1,051,038	4,948	—			1,055,986

Total current assets	12,397,410	5,158	—			12,402,568
Property and Equipment, net	619,433	2,152				621,585
Intangible assets, net	114,071	—	1,922,686	d	)	2,036,757
Deposits and other assets	140,447	—	(14,916)	b	)	125,531
Goodwill	94,027	—	—			94,027

Total assets	$13,365,388	$7,310	$1,907,770			$15,280,468

Current liabilities:
Accounts payable	$474,398	$331,957	$—			$806,355
Accrued expenses	936,202	169,916	(169,916)	a	)	1,111,137
			174,935	b	)

Current portion of capital lease obligations	274,489	—	—			274,489
Current portion of Notes Payable	473,721	540,540	(540,540)	a	)	473,721
Accrued interest to Related parties	—	4,444	(4,444)	a	)	—

Total current liabilities	2,158,810	1,046,857	(539,965)			2,665,702

Capital lease obligations, less current portion	338,048	—	—			338,048
Line of credit, less current portion	2,526,279	—	—			2,526,279

Total long-term liabilities	2,864,327	—	—			2,864,327
Commitments
Stockholders’ equity(deficit):
Common stock	27,158	4,275	1,796	a	)	30,188
			3,030	b	)
			(6,071)	c	)
Additional paid-in capital	31,112,108	89,200	713,104	a	)	34,021,165
			2,909,057	b	)
			(802,304)	c	)
Common stock in escrow	(13,000)	—	—			(13,000)
Deferred compensation	(786,364)	—	—			(786,364)
Accumulated deficit	(21,997,651)	(1,133,022)	1,133,022	c	)	(23,501,550)
			(1,503,899)	e	)

Total stockholders’ equity (deficit)	8,342,251	(1,039,547)	2,447,735			9,750,439

Total liabilities and stockholders’ equity	$13,365,388	$7,310	$1,907,770			$15,280,468

See Accompanying Notes to Unaudited Consolidated Condensed Pro Forma Financial Information

Cyberkinetics Neurotechnology Systems, Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year ended December 31, 2005

			Pro Forma
	Historical	Historical	Adjustments			Pro Forma
Statement of Operations	Cyberkinetics	Andara	(See Note 2)			Combined
Revenues:
Product sales	$778,566	$—	$—			$778,566
Grant income	280,217	—	—			280,217

Total revenues	1,058,783	—	—			1,058,783
Operating expenses:
Cost of product sales	187,877	—	—			187,877
Research and development	5,587,375	716,068	242,116	f	)	6,545,559
Sales and marketing	331,094		—			331,094
General and administrative	4,049,796	412,361	—			4,462,157

Total operating expenses	10,156,142	1,128,429	242,116			11,526,687

Operating loss	(9,097,359)	(1,128,429)	(242,116)			(10,467,904)
Other income (expense):
Interest income	177,698	—	—			177,698
Interest expense	(406,204)	(4,444)	—			(410,648)
Other expense		(149)	—			(149)

Other income (expense), net	(228,506)	(4,593)	—			(233,099)

Net loss	(9,325,865)	(1,133,022)	(242,116)			(10,701,003)

Net loss attributable to common stockholders	(9,325,865)	(1,133,022)	(242,116)			(10,701,003)

Basic and diluted net loss attributable to common stockholders per common share	(0.51)		(0.12)			(0.52)

Shares used in computing basic and diluted net loss attributable to common stockholders per common share	18,386,809		2,030,845	g	)	20,417,654
See Accompanying Notes to Unaudited Consolidated Condensed Pro Forma Financial Information

Notes to Unaudited Consolidated Condensed Pro Forma Financial Information
(1) Description of the Transaction
     Pursuant to an Agreement and Plan of Merger dated February 14, 2006 (the “Andara Merger Agreement”), among Cyberkinetics Neurotechnology Systems, Inc. (“Cyberkinetics” or the “Company”), Andara and Andara Acquisition Corp., a wholly owned subsidy of the Company, (“Acquisition”), on the filing of a Certificate of Merger in the State of Delaware and Articles of Merger in the State of Indiana, Acquisition merged with and into Andara and all of the issued and outstanding capital stock of Andara was exchanged for an aggregate of 3,029,801 shares of common stock, $0.001 par value per share (“Common Stock”) of the Company, of which 993,377 shares of Common Stock were issued pursuant to a restricted stock award and subject to forfeiture (“Restricted Stock”). The Restricted Stock is subject to forfeiture if certain specific milestones are not achieved by the surviving corporation within thirty-six (36) months of the Merger. Andara was the surviving corporation in the Merger and became a wholly-owned subsidiary of Cyberkinetics. As the restricted stock is considered contingent consideration, only the 2,036,424 shares of unrestricted common stock (3,029,801 issued less 993,377 restricted shares) has been included as part of the aggregate purchase price calculation.
     The total consideration of $3,102,000 consisted of $2,912,000 of unrestricted Cyberkinetics common stock and approximately $190,000 in transaction costs which primarily consisted of fees paid for legal and accounting services. In exchange for all the issued and outstanding capital stock of Andara, Cyberkinetics issued an aggregate of 3,029,801 shares of common stock. The amount of consideration paid by Cyberkinetics was determined through arms-length negotiation between Cyberkinetics and Andara. There was no material pre-existing relationship between Andara or its stockholders and Cyberkinetics or any of its affiliates, directors or officers, or any associate of a director or officer of Cyberkinetics.
(2) Pro Forma Adjustments
     The following unaudited adjusted pro forma condensed consolidated balance sheet as of December 31, 2005 and the unaudited adjusted pro forma condensed consolidated statement of operations for the year ended December 31, 2005 include the effect of the acquisition, as if the acquisition had occurred on December 31, 2005 for balance sheet purposes and January 1, 2005, for statement of operations purposes after giving effect to certain adjustments which include the following:
a)	To convert the Andara accrued compensation and Note payable to Equity immediately prior to the acquisition.

b)	To record the total consideration for the acquisition of Andara including the issuance of 3,029,801 shares of $0.001 par value common stock and the direct acquisition costs.

c)	To record the cancellation of the Andara common stock and other equity prior to the acquisition.

d)	To record the fair value of the identifiable intangible assets (See Note 3).

e)	To record the fair value of the in-process research and development. This expense has not been reflected in the unaudited pro forma condensed consolidated statement of operations because while it is a cost attributable to the transaction, it will not have a continuing impact on the consolidated results of operations.

f)	To record the incremental intangible amortization as a result of the acquisition of purchased intangibles. The intangibles are being amortized over a period of five years.

g)	To adjust the weighted average shares outstanding assuming the 2,030,845 shares of unrestricted common stock issued in exchange for assets of Andara were outstanding from the beginning of the period, January 1, 2005.

(3) Purchase Price Allocation
     Pursuant to SFAS No 141 Business Combinations and EITF Issue No 98-3 Determining whether a Non-monetary Transaction Involves Receipt of Productive Assets or of a Business, the Company determined that this transaction does not constitute a business combination and accordingly, has accounted for it as an asset purchase. The accounting for the transaction is similar to purchase accounting under SFAS No 141, except that goodwill is not recorded. Cyberkinetics is in the process of obtaining a third party valuation of the intangible assets and therefore the allocation of the purchase price is still subject to adjustment.
The net assets acquired at February 14, 2006 consist of the following:

Property and Equipment	$2,012
Intangible assets
Non—competition agreements (estimated useful lives of 3 years)	213,632
Developed technology (estimated useful lives of 10 years)	1,709,054
Acquired in process research and development	1,602,238
Current Liabilities	(425,000)

Net assets acquired	$3,101,936
Of the $3,524,924 of acquired intangible assets, $1,602,238 was allocated to In Process Research and Development (“IPR&D”) and was written off at the date of acquisition because the IPR&D had no alternative uses and had not reached technological feasibility

Exhibit 99.2 Historical Financial Statements of Andara Life Science, Inc.

REPORT OF INDEPENDENT PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of
Andara Life Science, Inc.
We have audited the accompanying balance sheet of Andara Life Science, Inc. ( a development stage company) as of December 31, 2005, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the period from January 14, 2005 (date of inception) to December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Andara Life Science, Inc. as of December 31, 2005, and the results of its operations and its cash flows for the period from January 14, 2005 (date of inception) to December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.
/s/ VITALE, CATURANO & COMPANY, LTD.
Boston, Massachusetts
April 14, 2006

Andara Life Science, Inc.
(A Development-Stage Company)
Balance Sheet

December 31, 2005
Assets:
Current assets:
Cash and cash equivalents	$210
Prepaid insurance	4,948

Total current assets	5,158
Property and equipment, net	2,152

Total assets	$7,310

Liabilities and Stockholders’ deficit:
Current liabilities:
Accounts payable	$331,957
Accrued compensation	169,916
Notes payable to related parties	540,540
Accrued interest to related parties	4,444

Total current liabilities	1,046,857

Commitments-Note 3

Stockholders’ deficit:
Preferred Stock, $0.001 par value; 5,000,000 shares authorized in 2005	—
Common stock, $0.001 par value; 15,000,000 shares authorized in 2005; 4,275,000 issued and outstanding at December 31, 2005	4,275
Additional paid-in capital	89,200
Deficit accumulated during the development stage	(1,133,022)

Total stockholders’ deficit	(1,039,547)

Total liabilities and stockholders’ deficit	$7,310

The accompanying notes are an integral part of these financial statements.

Andara Life Science, Inc.
(A Development-Stage Company)
Statement of Operations

Period from January
14, 2005 (date of
inception) to
December 31, 2005
Operating expenses:
Research and development	$716,068
General and administrative	412,361

Total operating expenses	1,128,429

Operating loss	(1,128,429)

Other expense:
Interest expense	(4,444)
Other expense	(149)

Total other expense	(4,593)

Net loss	$(1,133,022)

The accompanying notes are an integral part of these financial statements.

Andara Life Science, Inc.
(A Development-Stage Company)
Statement of Changes in Stockholders’ Deficit

				Deficit
	Common Stock		Additional	Accumulated	Total
		Par	Paid-in	during the	Stockholders’
	Shares	Value	Capital	Development Stage	Deficit
Balance at January 14, 2005 (date of inception)	—	$—	$—	$—	$—

Issuance of common stock to founders	2,200,000	2,200	5,400	—	7,600

Issuance of common stock in exchange for technology licenses	775,000	775	71,600	—	72,375

Issuance of common stock to employees	1,250,000	1,250	—	—	1,250

Issuance of common stock to consultants	50,000	50	12,200	—	12,250

Net loss	—	—	—	(1,133,022)	(1,133,022)

Balance at December 31, 2005	4,275,000	$4,275	$89,200	$(1,133,022)	$(1,039,547)
The accompanying notes are an integral part of these financial statements.

Andara Life Science, Inc.
(A Development-Stage Company)
Statement of Cash Flows

Period from
January 14, 2005
(inception) to
December 31,
2005
Cash flow from operating activities
Net loss	$(1,133,022)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	800
Stock-based compensation	90,625
Non-cash issuance of notes payable to related parties for legal and patent fees	374,753

Changes in operating assets and liabilities:
Prepaid insurance	(4,948)
Accounts payable	331,957
Accrued compensation	169,916
Accrued interest to related parties	4,444

Net cash used in operating activities	(165,475)

Cash flow from investing activities
Purchases of equipment	(2,952)

Net cash used in investing activities	(2,952)

Cash flow from financing activities
Proceeds from note payable to related party	165,787
Proceeds from issuance of common stock	2,850

Net cash provided by financing activities	168,637

Net increase in cash and cash equivalents	210
Cash and cash equivalents at beginning of period	—

Cash and cash equivalents at end of period	$210

Supplemental disclosure of cash flow information:
Cash paid for interest	$—

Cash paid for income taxes	$—

The accompanying notes are an integral part of these financial statements.

Andara Life Science Inc.
Notes to Financial Statements
1. Nature of Business and Basis of Presentation
     Andara Life Science, Inc. (a development stage company) (Andara or the Company) is an Indiana-based corporation engaged in the research and development and commercialization of a platform of therapeutic devices and drugs for the treatment of the central nervous system in injury and disease. Since its inception on January 14, 2005, the Company has devoted its efforts principally to research and development, licensing of intellectual property, business development activities and raising capital. As a result, the Company is considered a development-stage company pursuant to Statement of Financial Accounting Standards (SFAS) No. 7, Accounting and Reporting by Development Stage Enterprises. The Company’s accumulated deficit for the period from January 14, 2005 (date of inception) through December 31, 2005 was $1,133,022.
     Andara has obtained the exclusive worldwide rights to certain existing intellectual property from the Purdue Research Foundation (“PRF”) and Indiana University Research and Technology Corporation (“IURT”). The existing platform includes a patented medical device known as an AndaraTM Oscillating Field Stimulator (the “Andara OFS Device”). The Andara OFS Device is being developed to regenerate spinal cord tissue and improve or restore tactile sensation and movement in those with quadriplegia and tetraplegia due to spinal cord injury. The Andara OFS Device is designed to treat acute injuries and the Andara OFS Devise Plus, which includes the use of neurotrophic growth factor, is being developed for long-term (chronic) spinal cord injuries.
     The Company’s future capital requirements will depend upon many factors, including progress with marketing its technologies, the time and costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other proprietary rights, the necessity of, and time and costs involved in, obtaining regulatory approvals, competing technological and market developments, and its ability to establish collaborative arrangements, effective commercialization, marketing activities and other arrangements.
     The Company’s financial statements have been prepared on a going concern basis, which assume the Company will realize its assets and discharge its liabilities in the normal course of business. The Company has experienced losses from operations of $1,133,022 in 2005 and negative cash flow from operations of $165,475 in 2005. Subsequent to year end, the Company was acquired by Cyberkinetics Neurotechnology Systems, Inc (“Cyberkinetics”) (See Note 9). Pursuant to SFAS No. 141, Business Combinations (SFAS 141), and EITF Issue No. 98-3, Determining whether a Non-monetary Transaction Involves Receipt of Productive Assets or of a Business, the Company determined that this transaction does not constitute a business combination and accordingly, has accounted for it as an asset purchase. The accounting for the transaction is similar to purchase accounting under SFAS 141, except that goodwill is not recorded. Based upon the willingness and ability of Cyberkinetics to fund the Company’s losses, the Company anticipates that it has sufficient cash resources to satisfy its cash requirements through at least December 31, 2006.
2. Summary of Significant Accounting Policies
     Use of Estimates
     The preparation of financial statements in accordance with United States generally accepted accounting principles requires the Company to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
     Cash and Cash Equivalents
     The Company considers short-term investments with original maturity dates of three months or less at the date of purchase to be cash equivalents. The Company has no cash equivalents as of December 31, 2005.
     Property and Equipment
     Property and equipment is stated at cost. The Company provides for depreciation using the straight-line method based on the respective asset’s estimated useful life. Expenditures for maintenance and repairs are charged to operating expenses as incurred. As of December 31, 2005, property and equipment consists of computer equipment totaling $2,952 with a useful life of three years. The associated depreciation expense for the period ended December 31, 2005 and the accumulated depreciation as of December 31, 2005 is $800.
     Research and Development Costs
     Costs incurred for research and development are expensed as incurred. Research and development expense primarily comprises salaries, salary-related expenses, costs of contractors, materials and allocations of indirect costs related to research and development efforts.

Andara Life Science Inc.
Notes to Financial Statements-Continued
     Income Taxes
     The Company accounts for income taxes under SFAS No. 109, Accounting for Income Taxes (SFAS 109). Under SFAS 109, the asset and liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is required to offset any net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.
     Recently Issued Accounting Standards
In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections (SFAS 154), a replacement for APB Opinion No. 20, Accounting Changes (APB 20), and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. This statement changes the requirements for the accounting for and reporting of a change in accounting principle. It applies to all voluntary changes in accounting principle as well as to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. This statement requires voluntary changes in accounting principles be recognized retrospectively to financial statements for prior periods, rather than recognition in the net income of the current period. Retrospective application requires restatements of prior period financial statements as if that accounting principle had always been used. This statement carries forward without change the guidance contained in APB 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. The Company is required to adopt the provisions of SFAS 154 for accounting changes and corrections of errors made in fiscal years beginning after December 31, 2005. The Company does not expect the adoption of SFAS 154 to have any impact on its financials statements.
     In December 2004, the FASB issued SFAS No. 123 (revised 2005), Share-Based Payments (SFAS 123R), which is a revision of SFAS 123. SFAS 123R supersedes APB 25 and amends FASB Statement No. 95, Statement of Cash Flows. Generally, the approach in SFAS 123R is similar to the approach described in SFAS 123. However, SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. As the Company has issued any share-based payments to employees it is necessary to adopt the provisions of SFAS 123R and it will do so in the first quarter of fiscal 2006. The Company does not have a stock option plan and has not issued any stock that would be subject to SFAS 123R. Therefore, SFAS 123R will have no impact on the Company.
3. Commitments
     Operating Leases
     The Company leases office space in West Lafayette, Indiana from PRF, also known herein as the (“lessor”). The six-month lease term expires on May 31, 2006, and the Company has an option to renew the lease at the end of the lease term for an additional six month extension period. The number of six month extension periods allowed is subject to the approval of the lessor. The Company has agreed to guarantee the lessor $1,400 per six month lease term, payable in monthly installments of $233. Total rent expense for the period ended December 31, 2005 for this operating lease, which began effective June 2, 2005, was $1,633. The Company has no other operating leases as of December 31, 2005. As of December 31, 2005, the lessor, holds 500,000 shares of the Company’s common stock.
4. Income Taxes
     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. As of December 31, 2005 the Company has net operating loss carry forwards of approximately $448,186 available to offset future federal and state taxable income to the extent permitted under the Internal Revenue Code (IRC), expiring in varying amounts through 2025. Under the IRC, certain substantial changes in the Company’s ownership may limit the amount of net operating loss and credits carry forwards that can be utilized in any one year to offset future taxable income.

Andara Life Science Inc.
Notes to Financial Statements-Continued
     The Company has net deferred tax assets at December 31, 2005 that consist of the following:

2005
Deferred tax assets:
Net operating loss carry forwards	$448,186
Research credits carry forwards	59,951
Other	119

Total net deferred tax assets	$508,256
Valuation allowance	(508,256)

Total deferred tax assets, net	—

          The Company has provided a valuation allowance for the full amount of these net deferred tax assets, since it is more likely than not that these future benefits will not be realized. However, these deferred tax assets may be available to offset future income tax liabilities and expenses. Since the Company incurred a net loss for the period ended December 31, 2005, no provision for income taxes has been recorded.
5. Preferred Stock
          The Company is authorized to issue up to 5,000,000 shares of preferred stock, par value $.001 per share, of which no shares are currently issued and outstanding. The preferred stock may be issued by the board of directors. The board of directors is authorized to fix the rights, preferences and privileges of the preferred stock.
6. Common Stock
          The Company is authorized to issue up to 15,000,000 shares of common stock, par value $0.001 per share, of which 4,275,000 was outstanding as of December 31, 2005. As of December 31, 2005, a total of 2,850,000 of the 4,275,000 shares of common stock issued and outstanding have certain trading restrictions which lapse over three years after closing a Qualified Financing, defined as a financing to third party investors in excess of $2,000,000.
          In connection with the Company’s formation, the Company issued 3,950,000 shares of its common stock, of which 3,450,000 shares of common stock were issued in January 2005 to the Founders of the Company and 500,000 shares of common stock were issued in February 2005 to PRF in exchange for a license to certain rights for the Andara OFS Device technology (See Note 7). In May 2005, the Company issued 50,000 shares of its common stock to a consultant in exchange for services provided in connection with business advisory services. The value of the business advisory services was $12,250 and was charged to general and administrative expenses in 2005. In July 2005, the Company issued 25,000 shares of its common stock to IURT in exchange for a license to certain rights for the Andara OFS Device technology and 250,000 shares of its common stock to Indiana University Medical Group Foundation(“IUMG”) in exchange for the transfer of ongoing clinical trials to Andara (See Note 7).
7. License Agreements
     Effective February 2005, the Company entered into an exclusive, sublicenseable, royalty bearing license with PRF for the development and commercialization of the PRF technology pertaining to the Andara OFS Device and the Andara OFS Device Plus, and a series of neurotrophic and other drugs to be utilized with the Andara OFS Device or on their own. The Company issued 500,000 shares of the Company’s common stock to PRF as partial consideration for the license. Additionally, the Company agreed to pay milestones and royalties to PRF based upon gross receipts generated from the various licensed products. There are no milestone obligations for the Andara OFS Device and Andara OFS Device Plus as of December 31, 2005. The Company agreed to pay a 3% royalty on product sales of the Andara OFS Device and Andara OFS Device Plus. The Company may reduce, by up to 50%, the royalties due to PRF by the royalties paid by third parties provided the reductions do not exceed 50% over any given annual reporting period. For the remaining licensed products, the Company is obligated to make four milestone payments to PRF; three for the completion of each clinical trial phase I, II and III, respectively and the fourth payment at the inception of the product launch. The milestone payments range from $30,000 to $1,500,000 for a successfully launched product. In accordance with APB 29, the Company determined that using the market value of the common stock on the date the shares were issued was a better measure of the value of the transaction rather than using the value of the license agreement, which was not readily determinable. The aggregate fair value of the common stock issued to PRF was $5,000, and was expensed to research and development in 2005.

Andara Life Science Inc.
Notes to Financial Statements-Continued
     Effective July 2005, the Company entered into an exclusive sublicenseable license with IURT for the development and commercialization of the IURT technology pertaining to the OFS Device and OFS device with a series of neurotrophic and other drugs to be utilized with the OFS Device or on their own. The Company issued 25,000 shares of the Company’s common stock to IURT as consideration for the license. Also effective July 2005, the Company issued 250,000 shares of its common stock to Indiana University Medical Group Foundation in exchange for the transfer of ongoing Andara OFS Device clinical trials. In accordance with APB 29, the Company determined that using the market value of the common stock on the date the shares were issued was a better measure of the value of the transaction rather than using the value of the license agreement and transfer of clinical trials, which was not readily determinable. The aggregate fair value of the common stock issued to IURT and IUMG was $67,375 and was expensed to research and development in 2005.
8. Notes Payable to Related Parties
          On March 21, 2005 the Company issued a subordinated convertible promissory note (“Note Payable”) to the Company’s Chief Executive Officer in return for providing funding of up to $200,000 for working capital needs of the Company. Interest accrues on the principal at a compounded annual rate of 8%. Payment of the Note Payable is due at the earliest date of i) its maturity on March 21, 2006 or ii) the occurrence of a Qualified Financing. Assuming no Qualified Financing is achieved, payment of the Note Payable at maturity would be made in cash in an amount equal to the outstanding principle and interest. If a Qualified Financing is achieved prior to the date of maturity then the outstanding principal amount of the Note Payable and all unpaid interest will be automatically converted into shares of the Company’s preferred stock which will be determined by dividing the outstanding principal amount of the Note Payable, along with all unpaid accrued interest by the issue price per share of the preferred stock in the Qualified Financing. At December 31, 2005, there was $161,342 in principal and $4,444 accrued interest outstanding under this note.
          On February 25, 2005, the Company entered into an agreement with PRF whereby PRF agreed to provide $50,000 in funding for the Company for legal services provided to the Company (“PRF Legal Note). The agreement also provided for funding to the Company for patent expenses incurred by the Company during its first year of existence (“PRF Note”). At December 31, 2005 there was $50,000 and $329,198 outstanding under the PRF Legal Note and PRF Note (collectively the “PRF Notes”), respectively. Interest does not accrue on either note. Payment of the PRF Notes is due to PRF upon the occurrence of a financing by the Company to institutional or individual accredited investors in an aggregate amount equal to or in excess of $2,000,000. The number of preferred shares received will be determined by dividing the outstanding amount of the notes by the issue price per share of the financing. In the event that a financing does not occur within two years from the date of the PRF Notes, PRF has the right, not the obligation, to request that the Company transfer all the licensed technology back to PRF.
9. Subsequent Events
          Subsequent to year end, the Company was acquired by Cyberkinetics a Delaware corporation, through the merger of a wholly owned subsidiary of Cyberkinetics with and into Andara. Prior to the acquisition, all notes payable and accrued compensation were converted to stock resulting in an additional the issuance of 1,795,971 shares of the Company’s common stock. There was a total of 6,070,971 shares of common stock outstanding immediately prior to the acquisition. All interest accrued on the Note Payable was forgiven in connection with the acquisition.
          Pursuant to an Agreement and Plan of Merger dated February 14, 2006 (the “Andara Merger Agreement”), among Cyberkinetics Inc., Andara and Andara Acquisition Corp., a wholly owned subsidiary of the Cyberkinetics, (“Acquisition”), on the filing of a Certificate of Merger in the State of Delaware and Articles of Merger in the State of Indiana, Acquisition merged with and into Andara and all of the issued and outstanding capital stock of Andara was exchanged for an aggregate of 3,029,801 shares of common stock, $0.001 par value per share (“Common Stock”) of Cyberkinetics, of which 993,377 shares of Common Stock were issued pursuant to a restricted stock award and subject to forfeiture (“Restricted Stock”). The Restricted Stock is subject to forfeiture if certain specific milestones are not achieved by the surviving corporation within thirty-six (36) months of the merger. Cyberkinetics purchased Andara for access to its in-process research and development programs and its core technology, the Andara Oscillating Field Stimulator.